UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported):	July 17, 2006

TAUBMAN CENTERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	1-11530	38-2033632
(State of Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 East Long Lake Road, Suite 300,
Bloomfield Hills, Michigan	48303-0200
(Address of Principal Executive Office)	(Zip Code)

Registrant's Telephone Number, Including Area Code:	(248) 258-6800

None

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On July 17, 2006, the Company and The Taubman Realty Group Limited Partnership (“TRG”) entered into change of control employment agreements (the “Change of Control Agreements”) with each member of the Company’s Operating Committee, other than Robert Taubman and William Taubman. These Change of Control Agreements replace and superseded prior change of control agreements entered into by such persons with the Company.

        The Change of Control Agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a “change of control” of the Company (as defined therein) occurs during the term of the Change of Control Agreements, then the Change of Control Agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

        Each Change of Control Agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. If the executive’s employment is terminated by the Company other than for cause (as defined therein), death or disability, or if the executive resigns for good reason (as defined therein) during this three-year period, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

o	accrued and unpaid compensation and benefits;

o	an annual bonus for the year in which the termination of employment occurs, pro-rated through the date of termination;

o	two and a half times the executive’s annual base salary and annual bonus;

o	continued welfare benefits and perquisites for at least thirty months; and

o	outplacement services for one year.

The annual bonus components of this severance amount will be based on the higher of the highest bonus paid to the executive during the three years prior to the change of control or the most recent bonus paid to the executive prior to the date of termination of employment.

        The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent they exceed the limitations set forth in Section 280G of the Internal Revenue Code of 1986, as amended, by 110%.

        In order to preserve an existing benefit under the employment agreement of Lisa Payne, the Company’s Vice Chairman and Chief Financial Officer, Ms. Payne’s Change of Control Agreement provides that, in the event that she terminates her employment for any reason other than “good reason” during the 90-day period following a change of control, she will be entitled to a payment equal to two times her base salary and target bonus under the annual bonus plan (which shall be in lieu of the benefits set forth in the third paragraph above).

        Each Change of Control Agreement also provides that effective on the occurrence of a change of control or a termination of employment of the executive in anticipation of a change of control:

o	all of the executive’s equity-based compensation awards that are outstanding on the date of the change of control will vest; and

o	all of the executive's then-outstanding awards under the Long-Term Incentive Plan, and then-outstanding awards under the Long-Term Performance Compensation Plan that are not grandfathered under Section 409A of the Internal Revenue Code, will vest and become payable according to the terms of the respective plans.

        The foregoing description is qualified in its entirety by the form of Change of Control Agreement entered into by members of the Operating Committee (except Lisa Payne), a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein. With respect to Lisa Payne, the foregoing description is qualified in its entirety by the Change of Control Agreement entered into by Ms. Payne, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 1.02.      TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

        In connection with the execution of the Change of Control Agreements, the Company, TRG and each member of the Operating Committee agreed that the Change of Control Agreements would replace and supersede prior change of control agreements entered into by such persons with the Company and TRG. The description set forth in Item 1.01 above is incorporated by reference herein.

Item 9.01.      FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following Exhibits are filed with this report:

Exhibit 10.1 10.2	Description Form of Change of Control Agreement. Change of Control Agreement, dated July 17, 2006, by and among the Company, TRG and Lisa A. Payne.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2006	TAUBMAN CENTERS, INC.

By: /s/ Lisa A. Payne

Lisa A. Payne
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1 10.2	Description Form of Change of Control Agreement. Change of Control Agreement, dated July 17, 2006, by and among the Company, TRG and Lisa A. Payne.